Exhibit 99.1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Owens-Illinois, Inc.
Owens-Illinois Plastic Container Business

     We have audited the accompanying combined balance sheets of Owens-Illinois Plastic Container Business ("Company") as of December 31, 2003 and 2002, and the related combined statements of results of operations, net Parent investment, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Owens-Illinois Plastic Container Business at December 31, 2003 and 2002, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

     As discussed in Note 1 in the Notes to the Combined Financial Statements, in 2002 the Company changed its accounting for goodwill.

                                Ernst & Young LLP

Toledo, Ohio
April 30, 2004

                         Combined Results of Operations
                    Owens-Illinois Plastic Container Business
                               Dollars in millions

                                                                                 Years ended December 31,
                                                                                 ------------------------
                                                                             2003          2002          2001
                                                                             ----          ----          ----
Revenues:
   Net sales.........................................................    $  1,225.5     $  1,139.5   $  1,177.9
   Royalties.........................................................           8.1            6.8          7.5
   Interest..........................................................           0.3            1.4          1.5
   Other.............................................................           0.6            1.6          2.7
                                                                         ----------     ----------   ----------
                                                                            1,234.5        1,149.3      1,189.6
Costs and expenses:
   Manufacturing, shipping, and delivery.............................       1,066.7          941.8        954.7
   Research and development..........................................          19.8           20.0         21.2
   Engineering.......................................................           2.5            2.4          2.3
   Selling and administrative........................................          46.8           44.6         42.4
   Net intercompany interest.........................................         177.1          161.1        169.8
   Other interest expense............................................           1.6            0.8          0.7
   Goodwill impairment...............................................         386.6            --            --
   Goodwill amortization.............................................            --            --          36.4
   Other.............................................................          11.0            6.3         33.9
                                                                         ----------     ----------   ----------
                                                                            1,712.1        1,177.0      1,261.4
                                                                         ----------     ----------   ----------
Loss before items below..............................................        (477.6)         (27.7)       (71.8)
Credit for income taxes..............................................         (29.3)          (5.8)       (13.1)
Minority share owners' interests in earnings of subsidiary...........            --             --          0.5
                                                                         ----------     ----------   ----------

Loss before cumulative effect of accounting change...................        (448.3)         (21.9)       (59.2)
Cumulative effect of change in method of accounting for goodwill.....            --         (732.0)          --
                                                                         ----------     ----------   ----------
Net loss.............................................................    $   (448.3)    $   (753.9)  $    (59.2)
                                                                         ==========     ==========   ==========
























            See accompanying Notes to Combined Financial Statements.

                             Combined Balance Sheets
                    Owens-Illinois Plastic Container Business
                               Dollars in millions


                                                                                        December 31,
                                                                                        ------------
                                                                                     2003          2002
                                                                                     ----          ----
Assets
Current assets:
   Cash......................................................................      $    13.4     $     6.9
   Receivables including $2.2 ($3.2 in 2002) from related parties, less
     allowances of $8.4 ($18.5 in 2002) for losses and discounts.............          128.2         107.3
   Inventories...............................................................          179.5         166.5
   Prepaid expenses..........................................................           18.8          18.9
                                                                                   ---------     ---------
     Total current assets....................................................          339.9         299.6

Other assets:
   Repair parts inventories..................................................           25.4          22.4
   Deposits, receivables, and other assets...................................           15.1          15.6
   Intangible assets.........................................................           40.3          46.0
   Goodwill..................................................................          151.0         537.1
                                                                                   ---------     ---------
     Total other assets......................................................          231.8         621.1

Property, plant, and equipment:
   Land, at cost.............................................................           28.2          27.8
   Buildings and equipment, at cost:
     Buildings and building equipment........................................          191.8         180.3
     Factory machinery and equipment.........................................        1,228.7       1,117.4
     Transportation, office, and miscellaneous equipment.....................           17.7          15.3
     Construction in progress................................................           48.7          90.2
                                                                                   ---------     ---------
                                                                                     1,515.1       1,431.0
   Less accumulated depreciation.............................................          683.5         599.8
                                                                                   ---------     ---------
     Net property, plant, and equipment......................................          831.6         831.2
                                                                                   ---------     ---------

Total assets.................................................................      $ 1,403.3     $ 1,751.9
                                                                                   =========     =========


























            See accompanying Notes to Combined Financial Statements.

                             Combined Balance Sheets
              Owens-Illinois Plastic Container Business (continued)
                              (Dollars in millions)


                                                                                        December 31,
                                                                                        ------------
                                                                                     2003          2002
                                                                                     ----          ----
Liabilities and Net Parent Investment
Current liabilities:
   Short-term loans..........................................................      $     0.4     $      --
   Accounts payable including $3.2 ($3.5 in 2002) to related parties.........           84.9          93.9
   Salaries and wages........................................................            8.8          13.1
   U.S. and foreign income taxes.............................................            4.6          12.5
   Other accrued liabilities.................................................           27.0          22.4
   Long-term debt due within one year........................................            0.6           0.4
                                                                                   ---------     ---------

     Total current liabilities...............................................          126.3         142.3

External long-term debt......................................................            1.3           1.6
Deferred taxes...............................................................          119.5         122.9

Other liabilities............................................................            5.0           4.8

Net Parent investment
   Investment by and advances from Parent....................................        1,176.1       1,504.7
   Accumulated other comprehensive loss......................................          (24.9)        (24.4)
                                                                                   ---------     ---------

     Total net Parent investment.............................................        1,151.2       1,480.3
                                                                                   ---------     ---------


Total liabilities and net Parent investment..................................      $ 1,403.3     $ 1,751.9
                                                                                   =========     =========

























            See accompanying Notes to Combined Financial Statements.

                         Combined Net Parent Investment
                    Owens-Illinois Plastic Container Business
                              (Dollars in millions)


                                                                                Years ended December 31,
                                                                                ------------------------
                                                                            2003          2002          2001
                                                                            ----          ----          ----
Investment by and advances from Parent
   Balance at beginning of year......................................    $ 1,504.7      $ 2,269.8     $ 2,313.9
   Net intercompany transactions.....................................        119.7          (11.2)         15.1
   Net loss..........................................................       (448.3)        (753.9)        (59.2)
                                                                         ---------      ---------     ---------
     Balance at end of year..........................................      1,176.1        1,504.7       2,269.8
                                                                         =========      =========     =========
Accumulated other comprehensive loss
   Balance at beginning of year......................................        (24.4)         (27.1)        (20.5)
   Foreign currency translation adjustments..........................         (0.5)           2.7          (6.6)
                                                                         ---------      ---------     ---------
     Balance at end of year..........................................        (24.9)         (24.4)        (27.1)
                                                                         =========      =========     =========

Total net Parent investment..........................................     $1,151.2       $1,480.3      $2,242.7
                                                                         =========      =========     =========
Total comprehensive loss
   Net loss..........................................................    $  (448.3)     $  (753.9)    $   (59.2)
   Foreign currency translation adjustments..........................         (0.5)           2.7          (6.6)
                                                                         ---------      ---------     ---------
     Total comprehensive loss........................................    $  (448.8)     $  (751.2)    $   (65.8)
                                                                         ==========     =========     =========






















            See accompanying Notes to Combined Financial Statements.

                               Combined Cash Flows
                    Owens-Illinois Plastic Container Business
                              (Dollars in millions)


                                                                              Years ended December 31,
                                                                              ------------------------
                                                                          2003          2002          2001
                                                                          ----          ----          ----
Operating activities:
   Net loss before cumulative effect of accounting change..........     $  (448.3)    $  (21.9)     $   (59.2)
   Non-cash charges (credits):
     Depreciation..................................................          94.3         85.8           76.9
     Amortization of deferred costs................................           1.5          2.2            0.8
     Amortization of intangibles...................................           5.7          5.7            5.7
     Amortization of goodwill......................................            --           --           36.4
     Impairment of goodwill........................................         386.6           --             --
     Deferred tax credit...........................................         (36.5)       (12.2)         (28.9)
     Restructuring costs and writeoffs of certain assets...........            --           --           24.4
     Other.........................................................           1.6         (4.0)          (7.9)
   Change in non-current operating assets..........................          (4.9)        (1.4)          (3.2)
   Change in components of working capital.........................         (50.5)        18.5           22.6
                                                                        ----------    --------      ---------
     Cash provided by (utilized in) operating activities...........         (50.5)        72.7           67.6
Investing activities:
   Additions to property, plant and equipment......................         (94.7)      (115.8)        (123.9)
   Acquisitions, net of cash acquired..............................            --         (2.5)         (10.8)
   Net cash proceeds from divestitures and other...................           2.2          2.8            7.3
                                                                        ---------     --------      ---------
     Cash utilized in investing activities.........................         (92.5)      (115.5)        (127.4)
Financing Activities:
   Net change in advances from parent..............................         149.1         38.2           41.4
   Repayments of long-term debt....................................          (0.5)        (0.3)          (0.3)
   Additions to long-term debt.....................................            --           --            0.7
   Net change in short-term loans..................................           0.4           --           (7.7)
                                                                        ---------     --------      ---------
     Cash provided by (used in) financing activities...............         149.0         37.9           34.1
     Effect of exchange rate fluctuations on cash..................           0.5         (0.2)           1.0
                                                                        ---------     --------      ---------
Increase (decrease) in cash........................................           6.5         (5.1)         (24.7)
Cash at beginning of year..........................................           6.9         12.0           36.7
                                                                        ---------     --------      ---------
Cash at end of year................................................     $    13.4     $    6.9      $    12.0
                                                                        =========     ========      =========









            See accompanying Notes to Combined Financial Statements.

                    Owens-Illinois Plastic Container Business
                     Notes to Combined Financial Statements
                       (Tabular data dollars in millions)

1. Significant Accounting Policies

Basis of Combined Statements

The combined financial statements of Owens-Illinois Plastic Container Business ("Company") include the following companies which have historically been operated as an integrated business: Owens-Brockway Plastic Products Inc. (excluding a 50% interest in Guala Closures Mexicana S.A. de C.V. and Continental PET Technologies do Brasil Ltda due to both being in a different line of business), OI Plasticos de Venezuela C.A., Owens-Illinois Plastics Ltd., Owens-Illinois Plastics Ecuador S.A., Owens-Illinois Plastics Oy, and Owens-Illinois Plastics B.V. All significant intercompany investments, accounts, and transactions have been eliminated.

Relationship with Owens-Illinois, Inc.

The companies included above are each individually owned by Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

The combined financial statements include all revenues, costs, assets and liabilities directly attributable to the Company. The Company utilizes certain OI Inc. corporate-wide systems and services. Charges for administrative services are allocated to the Company by OI Inc. based on an annual utilization level. Such services include compensation and benefits administration, payroll processing, use of certain general accounting systems, auditing, income tax planning and compliance, and treasury services. All of the allocations and estimates in the combined financial statements are based on assumptions that management of the Company and OI Inc. believe are reasonable in the circumstances. The Company's financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Company in the future or indicative of the results that would have been reported if the Company had operated as an unaffiliated enterprise.

Liabilities incurred for group insurance, federal income tax, and certain other accruals are retained at the corporate level by OI Inc. and charges to the Company are recorded through intercompany debt which is included in advances from Parent company.

For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are recorded by the Company on a basis consistent with separate returns.

Nature of Operations

The Company is a leading manufacturer of plastic containers in the U.S. rigid packaging market. The Company operates in one segment and its principal product lines include consumer products (blow molded containers). The Company's principal operations are in North America, however, the Company does have minor operations in Europe and South America. Major market segments served include the United States household products, chemical products, personal care products, and food and beverage industries. One customer accounted for 17.7%, 19.8%, and 20.1% of the Company's sales in 2003, 2002, and 2001 respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly.

Cash

The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased. Outstanding checks in excess of funds on deposit are included in accounts payable.

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

1. Significant Accounting Policies (continued)

Fair Values of Financial Instruments

The carrying amounts reported for cash, accounts receivable, accounts payable, and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. The Company is not a party to any material derivative financial instruments.

Inventory Valuation

The Company values most U.S. inventories at the lower of last-in, first-out
(LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

Goodwill

Goodwill represents the excess of cost over fair value of assets of businesses acquired. Through December 31, 2001, goodwill was being amortized over 40 years. In accordance with Statement of Financial Accounting Standards ("FAS") No. 142 (as described below in "New Accounting Standards"), goodwill is no longer being amortized, but is being evaluated annually, as of October 1, for impairment or more frequently if an impairment indicator exists.

Intangible Assets and Other Long-Lived Assets

Intangible assets are amortized over the expected useful life of the asset. The Company evaluates the recoverability of amortizable intangible assets and other long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value.

Property, Plant, and Equipment

Property, plant and equipment ("PP&E") is carried at cost and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives or capacity of existing PP&E. In general, depreciation is computed using the straight-line method. Maintenance and repairs are expensed as incurred. Costs assigned to PP&E of acquired businesses are based on estimated fair values at the date of acquisition.

Revenue Recognition

The Company recognizes sales, net of estimated discounts and allowances, when the title to the products and risk of loss are transferred to customers. Provisions for rebates to customers are provided in the same period that the related sales are recorded.

Shipping and Handling Costs

Shipping and handling costs are included with manufacturing, shipping, and delivery costs in the Consolidated Statements of Operations.

Income Taxes on Undistributed Earnings

In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

Foreign Currency Translation

The assets and liabilities of non-U.S. operations are translated at current exchange rates and any related translation adjustments are recorded directly in net Parent investment.

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

1. Significant Accounting Policies (continued)

Accounts Receivable

Receivables are stated at amounts estimated by management to be the net realizable value. The Company charges off accounts receivable when it becomes apparent based upon age or customer circumstances that amounts will not be collected.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk.

Participation in OI Inc. Stock Option Plans

The Company participates in the stock option plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to certain accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

All options have been granted at prices equal to the market price of OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans. OI Inc. has adopted the disclosure-only provisions of FAS No. 123, "Accounting for Stock-Based Compensation".

A substantial number of the options have been granted to key employees of another subsidiary of OI Inc., some of whose compensation costs are included in an allocation of costs to all operating subsidiaries of OI Inc., including the Company. It is not practical to determine an amount of additional compensation allocable to the Company if OI Inc. had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by FAS No. 123.

New Accounting Standards

FAS No. 132 (Revised). In December 2003, the Financial Accounting Standards Board issued FAS No. 132 (Revised) "Employers' Disclosure about Pensions and Other Postretirement Benefits". The revised statement requires additional disclosures to those in the original FAS No. 132 about the assets, obligations, cash flows, and net periodic benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Except for certain disclosures for foreign pension plans and for benefit obligations, FAS No. 132 (Revised) is effective for financial statements with fiscal years ended after December 15, 2003 and was adopted by the Company.

FAS No. 142. On January 1, 2002, the Company adopted FAS No. 142, "Goodwill and Other Intangible Assets". As required by FAS No. 142, Goodwill is no longer being amortized, but is being evaluated annually as of October 1, for impairment or more frequently if an impairment indicator exists.

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)


1. Significant Accounting Policies (continued)

The following earnings data for 2001 have been presented on an adjusted basis to eliminate goodwill amortization of $36.4 million as required by FAS No. 142. The earnings data for 2003 and 2002 have been presented to provide comparative data to the 2001 adjusted earnings.


                                                                    2003          2002          2001
                                                                    ----          ----          ----
                                                                  (Actual)      (Actual)     (Adjusted)
Loss before cumulative effect of accounting change..........     $ (448.3)     $  (21.9)     $  (22.8)
Net Loss....................................................     $ (448.3)     $ (753.9)     $  (22.8)


FIN 46 (Revised). In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 sets forth the criteria used in determining whether an investment in a variable interest entity ("VIE") should be consolidated and is based on the general premise that a company that controls another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 is effective at the end of periods ending after December 15, 2003 for companies that have interest in structures that are commonly referred to as special-purpose entities. FIN No. 46 is effective for all other types of variable interest entities for periods ending after March 15, 2004. The Company does not have an interest in any structure that would be considered a special-purpose entity and therefore, FIN No. 46 will be adopted by the Company on March 31, 2004. Adoption of this interpretation is not expected to have a material impact on the Company's results of operations or financial position.

2. Changes in Components of Working Capital Related to Operations

Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:


                                                                      2003          2002          2001
                                                                      ----          ----          ----
Decrease (increase) in current assets:
   Receivables................................................      $  (20.2)     $   20.5      $   (3.3)
   Inventories................................................         (11.8)        (11.5)         14.4
   Prepaid expenses...........................................          (1.7)          0.5           3.1
Increase (decrease) in current liabilities:
   Accounts payable and accrued liabilities...................          (5.1)          6.1          11.1
   Salaries and wages.........................................          (4.4)          0.7           1.2
   U.S. and foreign income taxes..............................          (7.3)          2.2          (3.9)
                                                                    --------      --------      --------
                                                                    $  (50.5)     $   18.5      $   22.6
                                                                    =========     ========      ========


3. Inventories

Major classes of inventory are as follows:

                                                       2003          2002
                                                       ----          ----
Finished goods..................................     $ 110.7       $ 104.9
Work in process.................................         1.2           0.7
Raw materials...................................        60.3          55.5
Operating supplies..............................         7.3           5.4
                                                     -------       -------
                                                     $ 179.5       $ 166.5
                                                     =======       =======

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)


3. Inventories (continued)

If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $5.4 million and $2.7 million at December 31, 2003 and 2002, respectively.

Inventories which are valued at the lower of standard costs (which approximate average costs), or market at December 31, 2003 and 2002 were approximately $34.8 million and $26.5 million, respectively.

4. External Long-Term Debt

The following table summarizes the external long-term debt of the Company at December 31, 2003 and 2002:
                                                        December 31,
                                                        ------------
                                                      2003          2002
                                                      ----          ----
Total external debt.............................      $ 1.9         $ 2.0
                                                      -----         -----
                                                        1.9           2.0
Less amounts due within one year................        0.6           0.4
                                                      -----         -----
External long-term debt.........................      $ 1.3         $ 1.6
                                                      =====         =====


Annual maturities for all of the Company's long-term debt through 2008 are as follows: 2004, $0.6 million; 2005, $0.6 million; 2006, $0.6 million; and 2007,
$0.1 million.

Interest paid in cash aggregated $1.6 million for 2003, $0.1 million for 2002, and $0.5 million for 2001.

5. Guarantees of Debt

Owens-Brockway Plastic Products, Inc. ("OBPP") has guaranteed certain obligations of other OI Inc. subsidiaries under a secured bank credit agreement totaling $1,300.0 million at December 31, 2003. This guarantee expires with the secured credit agreement on April 1, 2007.

OBPP also has guaranteed $1.0 billion of 8.875% and $625.0 million of 8.75% of Senior Secured Notes issued by an affiliate of the Company. These guarantees expire in 2009 for the $1.0 billion of 8.875% Senior Secured Notes and 2012 for the $625.0 million of 8.75% Senior Secured Notes.

OBPP will be obligated under the above guarantees in the event that OI Inc.'s domestic or foreign subsidiaries cannot make the required interest or principal payments under the above obligations.

During May 2003, an affiliate of OBPP issued $450 million of 7.75% Senior Secured Notes and $450 million of 8.25% Senior Notes. OBPP has guaranteed both series of notes. The assets of OBPP and most of its domestic subsidiaries are pledged as security for the Senior Secured Notes. The guarantees expire in 2011 for the $450 million of 7.75% and 2013 for the $450 million of 8.25%.

6. Operating Leases

Rent expense attributable to all warehouse, office buildings, and equipment operating leases was $18.0 million in 2003, $18.7 million in 2002, and $18.7 million in 2001. Minimum future rentals under operating leases are as follows:
2004, $9.7 million; 2005, $5.7 million; 2006, $4.4 million; 2007, $3.3 million;
2008, $2.8 million; and 2009 and thereafter, $12.7 million.

7. Foreign Currency Translation

Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $(0.2) million in 2003, $1.5 million in 2002, and $(1.0) million in 2001.

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)


8. Income Taxes

Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (2) carryovers and credits for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:


                                                         2003         2002
                                                         ----         ----
Deferred tax assets:
   Tax loss carryovers..............................   $    13.2    $    10.0
   Other, principally accrued liabilities...........        12.8         18.6
                                                       ----------   ---------
Total deferred tax assets                                   26.0         28.6
                                                       =========    =========

Deferred tax liabilities:
   Property, plant and equipment....................        99.5        105.0
   Other............................................        32.3         31.3
                                                       ---------    ---------
Total deferred tax liabilities......................       131.8        136.3
                                                       ---------    ---------
Net deferred tax liabilities........................   $  (105.8)   $  (107.7)
                                                       =========    =========

Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2003 and 2002 as follows:
                                                          2003        2002
                                                          ----        ----
Prepaid expenses....................................   $   13.7     $   15.2
Deferred tax liabilities............................     (119.5)      (122.9)
                                                       --------     --------
Net deferred tax liabilities........................   $ (105.8)    $ (107.7)
                                                       ========     ========

The credit for income taxes consists of the following:

                                        2003          2002          2001
                                        ----          ----          ----
Current:                              $    7.2      $    6.4      $  15.8
                                      --------      --------      -------
   Foreign........................         7.2           6.4         15.8
                                      ========      ========      =======

Deferred:
   U.S. Federal...................       (37.1)        (11.0)       (24.1)
   Foreign........................         0.6          (1.2)        (4.8)
                                      --------      --------      -------
                                         (36.5)        (12.2)       (28.9)
                                      ========      ========      =======

Total:
   U.S. Federal...................       (37.1)        (11.0)       (24.1)
   Foreign........................         7.8           5.2         11.0
                                      --------      --------      -------
                                      $  (29.3)     $   (5.8)     $ (13.1)
                                      ========      ========      =======

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

8. Income Taxes (continued)

The credit for income taxes was calculated based on the following components of earnings (loss) before income taxes:

                                       2003          2002          2001
                                       ----          ----          ----
   Domestic......................    $ (493.9)     $  (39.8)    $ (106.3)
   Foreign.......................        16.3          12.1         34.5
                                     --------      --------     --------
                                     $ (477.6)     $  (27.7)    $  (71.8)
                                     ========      ========     ========

Income taxes paid in cash were as follows:
                                           2003          2002          2001
                                           ----          ----          ----
   Domestic..........................      $   0.7       $   0.6      $   1.2
   Foreign...........................          6.0          12.4          5.9
                                           -------       -------      -------
                                           $   6.7       $  13.0      $   7.1
                                           =======       =======      =======

A reconciliation of the credit for income taxes based on the statutory U.S. Federal tax rate of 35% to the credit for income taxes is as follows:


                                                                    2003          2002          2001
                                                                    ----          ----          ----
Pretax earnings at statutory U.S. Federal tax rate...........      $ (167.2)      $  (9.7)     $ (25.1)
Decrease (increase) in credit for income taxes due to:
   Amortization of goodwill..................................            --            --         12.7
   Impairment of goodwill....................................         135.3            --           --
   International rate differences............................           2.5          (1.7)        (0.8)
   Other items...............................................           0.1           5.6          0.1
                                                                   --------       -------      -------
Credit for income taxes......................................      $  (29.3)      $  (5.8)     $ (13.1)
                                                                   --------       -------      -------
Effective tax rate...........................................           6.1%         21.0%        18.2%
                                                                   ========       =======      =======


The Company is included with OI Inc.'s consolidated tax returns. OI Inc. has net operating losses, alternative minimum tax credits, and research and development credits available to offset future U.S. Federal income tax.

At December 31, 2003, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $38.4 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.


9. Related Party Transactions

Charges for administrative services are allocated to the Company by OI Inc. based on an annual utilization level. Such services include compensation and benefits administration, payroll processing, use of certain general accounting systems, auditing, income tax planning and compliance, and treasury services. The following information summarizes the Company's significant related party transactions:

                                              Years ended December 31,
                                              ------------------------
                                           2003          2002          2001
                                           ----          ----          ----
Expenses:
   Administrative services.........       $  14.9       $   9.0      $   8.1
   Corporate management fee........           4.8           4.6          5.5
                                          -------       -------      -------
Total expenses.....................       $  19.7       $  13.6      $  13.6
                                          =======       =======      =======

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

9. Related Party Transactions (continued)

The above expenses are recorded in the statement of operations as follows:


                                                                      2003          2002         2001
                                                                      ----          ----         ----
Cost of sales................................................       $   5.7       $   5.8      $   5.2
Selling, general, and administrative expenses................          14.0           7.8          8.4
                                                                    -------       -------      -------
Total expenses...............................................       $  19.7       $  13.6      $  13.6
                                                                    =======       =======      =======


Intercompany interest is charged to the Company from OI Inc. based on intercompany debt balances included in advances from parent. An interest rate is calculated monthly based on OI Inc's total consolidated monthly external debt balance and the related interest expense, including finance fee amortization and commitment fees. The calculated rate (7.4% at December 31, 2003) is applied monthly to the intercompany debt balance to determine intercompany interest expense.

10. Pension Benefit Plans

The Company participates in OI Inc.'s defined benefit pension plans for substantially all employees located in the United States. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. OI Inc.'s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries determine pension costs for each subsidiary of OI Inc. included in the plans; however, accumulated benefit obligation information and plan assets pertaining to each subsidiary have not been separately determined. As such, the accumulated benefit obligation and the plan assets related to the pension plans for domestic employees have been retained by another subsidiary of OI Inc. Net credits to results of operations for the Company's allocated portion of the domestic pension costs amounted to $0.2 million in 2003, $5.6 million in 2002, and $7.5 million in 2001.

OI Inc. also sponsors several defined contribution plans for all salaried and hourly U.S. employees of the Company. Participation is voluntary and participants' contributions are based on their compensation. OI Inc. matches contributions of participants, up to various limits, in substantially all plans. OI Inc. charges the Company for its share of the match. The Company's share of the contributions to these plans amounted to $2.2 million in 2003, $2.2 million in 2002, and $2.2 million in 2001.

11. Postretirement Benefits Other Than Pensions

OI Inc. provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each subsidiary of OI Inc.; however, accumulated postretirement benefit obligation information pertaining to each subsidiary has not been separately determined. As such, the accumulated postretirement benefit obligation has been retained by another subsidiary of OI Inc.

The Company's net periodic postretirement benefit cost, as allocated by OI Inc., was $1.8 million, $1.4 million, and $1.2 million at December 31, 2003, 2002, and 2001, respectively.

12. Other Costs and Expenses

Other costs and expenses for the year ended December 31, 2001 include pretax charges of $24.4 million related to the following:

o Impairment charges of $12.0 million at various international and domestic facilities in response to decisions about pricing and market segment strategy. These charges related to two domestic plastics packaging facilities and the abandonment of certain equipment at various locations.

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

12. Other Costs and Expenses (Continued)

o Other costs of $3.9 million related to closing facilities and reducing workforce. The total workforce reductions involved approximately 180 employees at a cost of approximately $3.5 million, substantially all of which had been paid out at December 31, 2002.

o    A charge of $8.5 million for certain contingencies.

Actions related to the 2001 restructuring and impairment charges were completed during 2002.

13. Contingencies

In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), a wholly-owned subsidiary of the Company, in the United States District Court for the District of Delaware alleging that certain plastic container manufactured by CPT, primarily multi-layer PET container with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen-scavenging material. CCS is a party to an agreement with Chevron Philips Chemical Company ("Chevron") under which Chevron has rights to sublicense certain CCS patents, including, Chevron believed, the patent involved in the suit against CPT. To avoid the cost of litigation, CPT took a sublicense from Chevron under the patent in suit and other patents. Chevron then entered the suit to defend and assert its right to sublicense the patent in suit to CPT. In November 2002, the Delaware District Court concluded that Chevron did not have the rights it purported to sublicense to CPT and entered a judgment to that effect on March 31, 2003.

In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit. The Court's judgments will allow Constar to pursue its lawsuit against CPT, which is in its initial stages and had been stayed pending resolution of the Chevron claims. In the lawsuit, Constar seeks certain monetary damages and injunctive relief. CPT will continue to pursue all defenses available to it. However, if the Court were to reach conclusions adverse to CPT on the claims for monetary damages asserted by Constar, the Company believes such determination would not have a material adverse effect on the Company's consolidated results of operations and financial position, and any such damages could be covered in part by third-party indemnification. Additionally, any adverse decision with respect to Constar's request for injunctive relief is not likely to have an adverse effect on the company because it believes that it can pursue alternative technologies for the manufacture of multi-layer PET container with barrier properties.

Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of the Company in respect to this pending litigation cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.

                    Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

14. Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2001, 2002 and 2003 are as follows:

Balance as of January 1, 2001 .....................       $ 1,312.2
Amortization ......................................           (36.4)
Translation effects ...............................             0.2
Tax adjustments and other changes .................           (10.8)
                                                          ---------
Balance as of December 31, 2001 ...................         1,265.2
Write-down of goodwill ............................          (732.0)
Translation effects ...............................            (0.1)
Tax adjustments and other changes .................             4.0
                                                          ---------
Balance as of December 31, 2002 ...................           537.1
Write-down of goodwill ............................          (386.6)
Tax adjustments and other changes .................             0.5
                                                          ---------
Balance as of December 31, 2003 ...................       $   151.0
                                                          =========


During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the Company's business enterprise value ("BEV"). The BEV was calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after-tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. The BEV was then compared to the book value as of the measurement date to assess whether an impairment existed under FAS No. 142. Based on this comparison, the Company determined that an impairment existed. Following a review of the valuation of the assets, the Company recorded an impairment charge of $732.0 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

During the fourth quarter of 2003, the Company completed its annual impairment testing and determined that an impairment existed in its goodwill. The Company operates in a highly competitive and fragmented industry. During the course of 2003, a number of the product lines experienced price reductions, principally as a result of the Company's strategy to preserve and expand market segment share. The reduced pricing, along with continued capital expenditures, caused the Company to lower its earnings and cash flow projections for several years following the measurement date (October 1, 2003) resulting in an estimated fair value that was lower than its book value. Following a review of the valuation of its identifiable assets, the Company recorded an impairment charge of $386.6 million to reduce the reported value of its goodwill.

15. Intangibles Assets

The gross amounts and accumulated amortization of identifiable intangible assets for the years ended December 31, 2002 and 2003 are as follows:

                                     2003                      2002
                                     ----                      ----
                               Gross    Accumulated     Gross     Accumulated
                               Amount   Amortization    Amount    Amortization
                               ------   ------------    ------    ------------
Patents...................     $ 53.5     $ 21.2        $ 53.5      $ 15.8
License agreements........       13.1        5.1          13.1         4.8
                               ------     ------        ------      ------
                               $ 66.6     $ 26.3        $ 66.6      $ 20.6
                               ======     ======        ======      ======

Amortization expense related to identifiable intangible assets was $5.7 million, $5.7 million, and $5.7 million for the years ended December 31, 2003, 2002, and 2001, respectively. Estimated annual amortization expense for the years ended December 31, 2004 through December 31, 2008 is $5.7 million per year.

                   Owens-Illinois Plastic Container Business
               Notes to Combined Financial Statements (continued)
                       (Tabular data dollars in millions)


16. Subsequent Events (Unaudited)

On July 28, 2004, the Company announced that it has entered into a definitive agreement with Graham Packaging Company based in York, Pa., a portfolio company of The Blackstone Group, to sell its non health-care blow-molded plastic container operations in North America, South America and Europe, which represents approximately 90% of assets and revenues of the Company.

Total consideration for the sale will be approximately $1.2 billion to be paid in cash at closing. The transaction is expected to close in the fourth quarter, subject to regulatory approvals.

Included in the sale are 24 plastics manufacturing plants in the U.S., two in Mexico, three in Europe and two in South America, serving consumer products companies in the food, beverage, household, chemical and personal care industries.

                         Combined Results of Operations
                    Owens-Illinois Plastic Container Business
                               Dollars in millions


                                                    Six months ended June 30,
                                                    -------------------------
                                                       2004         2003
                                                       ----         ----
                                                          (unaudited)
Revenues:
   Net sales......................................    $ 659.4     $ 637.8
   Royalties......................................        5.0         4.3
   Interest.......................................        0.2         0.1
   Other..........................................        0.2         0.5
                                                      -------     -------
                                                        664.8       642.7

 Costs and expenses:
   Manufacturing, shipping, and delivery..........      566.8       544.7
   Research and development.......................        9.0         9.0
   Engineering....................................        1.0         1.1
   Selling and administrative.....................       21.2        22.9
   Net intercompany interest......................       86.5        85.8
   Other interest expense.........................        1.1         0.6
   Other..........................................       20.7         3.2
                                                      -------     -------
                                                        706.3       667.3
                                                      -------     -------

Loss before items below...........................      (41.5)      (24.6)
Credit for income taxes...........................      (14.6)       (7.9)
                                                      -------     -------
Net loss..........................................    $ (26.9)    $ (16.7)
                                                      =======     =======





















        See accompanying Notes to Condensed Combined Financial Statements

                             Combined Balance Sheets
                    Owens-Illinois Plastic Container Business
                               Dollars in millions


                                                                               June 30,    Dec. 31,   June 30,
                                                                                 2004        2003       2003
                                                                                 ----        ----       ----
                                                                             (unaudited)             (unaudited)
Assets
Current assets:
   Cash..................................................................     $    11.8    $    13.4     $    10.7
   Receivables including amounts from related parties ($5.9 at June 30,
     2004, $2.2 at Dec. 31, 2003, and $2.6 at June 30, 2003), less allowances for losses and discounts ($6.2 at June 30, 2004, $8.4 at
     Dec 30, 2003, and $7.2 at June 30, 2003)............................         167.6        128.2         166.4
   Inventories...........................................................         158.2        179.5         174.6
   Prepaid expenses......................................................          21.3         18.8          17.9
                                                                              ---------    ---------     ---------
     Total current assets................................................         358.9        339.9         369.6

Other assets:
   Repair parts inventories..............................................          26.4         25.4          25.1
   Deposits, receivables, and other assets...............................          10.8         15.1          14.8
   Intangible assets.....................................................          37.5         40.3          43.2
   Goodwill..............................................................         151.0        151.0         537.6
                                                                              ---------    ---------     ---------
     Total other assets..................................................         225.7        231.8         620.7

Property, plant, and equipment:
   Land, at cost.........................................................          26.4         28.2          27.4
   Buildings and equipment, at cost:
     Buildings and building equipment....................................         188.2        191.8         187.3
     Factory machinery and equipment.....................................       1,238.3      1,228.7       1,155.5
     Transportation, office, and misc. equipment.........................          14.9         17.7          16.5
     Construction in progress............................................          33.0         48.7          90.6
                                                                              ---------    ---------     ---------
                                                                                1,500.8      1,515.1       1,477.3
   Less accumulated depreciation.........................................         704.2        683.5         635.5
                                                                              ---------    ---------     ---------
     Net property, plant, and equipment..................................         796.6        831.6         841.8
                                                                              ---------    ---------     ---------
Total assets.............................................................     $ 1,381.2    $ 1,403.3     $ 1,832.1
                                                                              =========    =========     =========















            See accompanying Notes to Combined Financial Statements.

                             Combined Balance Sheets
              Owens-Illinois Plastic Container Business (continued)
                               Dollars in millions


                                                                                June 30,     Dec. 31,      June 30,
                                                                                  2004         2003          2003
                                                                                  ----         ----          ----
                                                                              (unaudited)                 (unaudited)
Liabilities and Net Parent Investment
Current liabilities:
   Short-term loans.....................................................        $     0.4   $     0.4      $      --
   Accounts  payable  including  amounts  to related  parties  ($2.2 at June
    30, 2004, $3.2 at Dec. 31, 2003, and $5.2 at June 30, 2003)...............       94.2        84.9          104.6
   Salaries and wages .......................................................        12.0         8.8           11.3
   U.S. and foreign income taxes.............................................         2.5         4.6            3.4
   Other accrued liabilities.................................................        50.5        27.0           23.0
   Long-term debt due within one year........................................         0.5         0.6            0.5
                                                                                ----------  ---------      ---------
     Total current liabilities...............................................       160.1       126.3          142.8

External long-term debt......................................................         1.0         1.3            1.5

Deferred taxes...............................................................       117.8       119.5          114.4

Other liabilities............................................................         1.3         5.0            5.0

Net Parent investment
   Investment by and advances from Parent ...................................     1,128.8     1,176.1        1,591.7
   Accumulated other comprehensive loss .....................................       (27.8)      (24.9)         (23.3)
                                                                                ---------   ---------      ---------
     Total net Parent investment ............................................     1,101.0     1,151.2        1,568.4
                                                                                ---------   ---------      ---------
Total liabilities and net Parent investment .................................   $ 1,381.2   $ 1,403.3      $ 1,832.1
                                                                                =========   =========      =========






















        See accompanying Notes to Condensed Combined Financial Statements

                               Combined Cash Flows
                    Owens-Illinois Plastic Container Business
                               Dollars in millions


                                                                                  Six months ended June 30,
                                                                                  -------------------------
                                                                                     2004           2003
                                                                                     ----           ----
                                                                                         (unaudited)
Operating activities:
   Net loss before cumulative effect of accounting change....................      $  (26.9)      $  (16.7)
   Non-cash charges (credits):
     Depreciation............................................................          49.3           46.1
     Amortization of deferred costs..........................................           1.0            0.7
     Amortization of intangibles.............................................           2.9            2.9
     Charge for certain intellectual property litigation.....................          14.5             --
     Deferred tax credit.....................................................          (5.1)         (11.2)
     Other...................................................................           3.9            0.7
   Change in non-current operating assets....................................           2.8           (3.0)
   Change in components of working capital...................................          12.3          (63.7)
                                                                                   --------       --------
     Cash provided by (utilized in) operating activities.....................          54.7          (44.2)
Investing activities:
   Additions to property, plant and equipment................................         (19.9)         (58.3)
   Net cash proceeds from divestitures and other.............................           0.3            1.3
                                                                                   --------       --------
     Cash utilized in investing activities...................................         (19.6)         (57.0)
Financing activities:
   Net change in advances from parent........................................         (35.2)         105.1
   Repayments of long-term debt..............................................          (0.3)          (0.3)
                                                                                   --------       --------
     Cash provided by (used in) financing activities.........................         (35.5)         104.8
     Effect of exchange rate fluctuations on cash............................          (1.2)           0.2
                                                                                   --------       --------
   Increase (decrease) in cash...............................................          (1.6)           3.8
   Cash at beginning of year.................................................          13.4            6.9
                                                                                   --------       --------
   Cash at end of year.......................................................      $   11.8       $   10.7
                                                                                   ========       ========















        See accompanying Notes to Condensed Combined Financial Statements

                    Owens-Illinois Plastic Container Business
               Notes to Consolidated Combined Financial Statements
                       (Tabular data dollars in millions)

1. Basis of Combined Statements

The Condensed Combined Financial Statements presented herein are unaudited but, in the opinion of management, reflect all adjustments necessary to present fairly such information for the periods and at the dates indicated. Since the accompanying unaudited condensed combined financial statements have been prepared in accordance with Article 10 of Regulation S-X, they do not contain all information and footnotes normally contained in annual combined financial statements; accordingly, they should be read in conjunction with the Combined Financial Statements and notes thereto for the year ended December 31, 2003.

The combined financial statements of Owens-Illinois Plastic Container Business ("Company") include the following companies which have historically been operated as an integrated business: Owens-Brockway Plastic Products Inc. (excluding a 50% interest in Guala Closures Mexicana S.A. de C.V. and Continental PET Technologies do Brasil Ltda due to both being in a different line of business), OI Plasticos de Venezuela C.A., Owens-Illinois Plastics Ltd., Owens-Illinois Plastics Ecuador S.A., Owens-Illinois Plastics Oy, and Owens-Illinois Plastics B.V. All significant intercompany investments, accounts, and transactions have been eliminated.

The companies included above are each individually owned by Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2. Inventories

Major classes of inventory are as follows:
                                                June 30,  Dec. 31,  June 30,
                                                  2004     2003      2003
                                                  ----     ----      ----
Finished goods..............................    $  98.1   $110.7    $106.9
Work in process.............................        0.7      1.2       0.9
Raw materials...............................       54.5     60.3      60.2
Operating supplies..........................        4.9      7.3       6.6
                                                 ------   ------    ------
                                                 $158.2   $179.5    $174.6
                                                 =======  ======    ======

3. External Long-Term Debt

The following table summarizes the external long-term debt of the Company:

                                               June 30,  Dec. 31,  June 30,
                                                2004      2003      2003
                                                ----      ----      ----
Total external debt.........................    $  1.5    $ 1.9     $ 2.0
                                                ------    -----     -----
                                                   1.5      1.9       2.0
Less amounts due within one year............       0.5      0.6       0.5
                                                ------    -----     -----
External long-term debt.....................    $  1.0    $ 1.3     $ 1.5
                                                ======    =====     =====

4. Guarantees of Debt

Owens-Brockway Plastic Products, Inc. ("OBPP") has guaranteed certain obligations of other OI Inc. subsidiaries under a secured bank credit agreement totaling $2,301.1 million at June 30, 2004. The Agreement includes a $600 million revolving credit facility and a $460 million A1 term loan, each of which has a final maturity date of April 1, 2007. The Agreement also includes an $840 million B1 term loan, C term loans totaling $695 million and 52 million Euros, and a $240 million D term loan, each of which has a final maturity date of April 1, 2008. This guarantee expires with the secured credit agreement on the maturity dates.

OBPP also has guaranteed $1.0 billion of 8.875%, $625.0 million of 8.75% of Senior Secured Notes, $450 million of 7.75% Senior Secured Notes, and $450 million of 8.25% Senior Notes issued by an affiliate of the Company. The assets

                   Owens-Illinois Plastic Container Business
         Notes to Consolidated Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

of OBPP and most of its domestic subsidiaries are pledged as security for the Senior Secured Notes. These guarantees expire in 2009 for the $1.0 billion of 8.875% Senior Secured Notes, 2012 for the $625.0 million of 8.75% Senior Secured Notes, 2011 for the $450 million of 7.75% Senior Secured Notes, and 2013 for the $450 million of 8.25% Senior Notes.

OBPP will be obligated under the above guarantees in the event that OI Inc.'s domestic or foreign subsidiaries cannot make the required interest or principal payments under the above obligations.

5. Cash Flow Information

Interest paid in cash aggregated $1.2 million for the first six months of 2004 and $0.1 million for the first six months of 2003. Income taxes paid in cash totaled $3.1 million for the first six months of 2004 and $4.5 million for the first six months of 2003.

6. Comprehensive Income

The Company's components of comprehensive income (loss) are net earnings (loss) and foreign currency translation adjustments. Total comprehensive loss for the six month periods ended June 30, 2004 and 2003 amounted to $(29.8) million and $(15.6) million, respectively.

7. Participation in OI Inc. Stock Option Plans

The Company participates in the stock option plans of OI Inc. OI Inc. has adopted the disclosure-only provisions (intrinsic value method) of Statement of Financial Accounting Standards (FAS) No. 123, "Accounting for Stock-Based Compensation." All options have been granted at prices equal to the market price of OI Inc's common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans.

A substantial number of the options have been granted to key employees of another subsidiary of OI Inc., some of whose compensation costs are included in an allocation of costs to all operating subsidiaries of OI Inc., including the Company. It is not practical to determine an amount of additional compensation allocable to the Company if OI Inc. had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by FAS No. 123.

8. Pension Benefit Plans

The Company participates in OI Inc.'s defined benefit pension plans for substantially all employees located in the United States. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. OI Inc.'s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries determine pension costs for each subsidiary of OI Inc. included in the plans; however, accumulated benefit obligation information and plan assets pertaining to each subsidiary have not been separately determined. As such, the accumulated benefit obligation and the plan assets related to the pension plans for domestic employees have been retained by another subsidiary of OI Inc. Net charges (credits) to results of operations for the Company's allocated portion of the domestic pension costs amounted to $1.9 million and $(0.1) million for the six months ended June 30, 2004 and 2003, respectively.

9. Postretirement Benefits Other Than Pensions

OI Inc. provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each subsidiary of OI Inc.; however, accumulated postretirement benefit obligation information pertaining to each subsidiary has not been separately determined. As such, the accumulated postretirement benefit obligation has been retained by another subsidiary of OI Inc.

The Company's net periodic postretirement benefit cost, as allocated by OI Inc., was $1.6 million and $0.9 million for the six months ended June 30, 2004 and 2003, respectively.


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                   Owens-Illinois Plastic Container Business
         Notes to Consolidated Combined Financial Statements (continued)
                       (Tabular data dollars in millions)

10.Contingencies

In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), a wholly-owned subsidiary of the Company, in the United States District Court for the District of Delaware alleging that certain plastic containers manufactured by CPT, primarily multi-layer PET containers with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen-scavenging material. CCS is a party to an agreement with Chevron Philips Chemical Company ("Chevron") under which Chevron has rights to sublicense certain CCS patents, including, Chevron believed, the patent involved in the suit against CPT. To avoid the cost of litigation, CPT took a sublicense from Chevron under the patent in suit and other patents. Chevron then entered the suit to defend and assert its right to sublicense the patent in suit to CPT. In November 2002, the Delaware District Court concluded that Chevron did not have the rights it purported to sublicense to CPT and entered a judgment to that effect on March 31, 2003.

In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit. The Court's judgment allowed Constar to pursue its lawsuit against CPT, which had been stayed pending resolution of the Chevron claims. In the lawsuit, Constar seeks certain monetary damages and injunctive relief. CPT will continue to pursue all defenses available to it. However, if the Court were to reach conclusions adverse to CPT on the claims for monetary damages asserted by Constar, the Company believes such determination would not have a material adverse effect on the Company's consolidated results of operations and financial position, and any such damages could be covered in part by third-party indemnification. Additionally, an adverse decision with respect to Constar's request for injunctive relief is not likely to have a material adverse effect on the Company's manufacturing operations because it believes that it can pursue alternative technologies for the manufacture of multi-layer PET containers with barrier properties.

The Company has agreed to a settlement in principle of this litigation and, as a result of that settlement, has recorded an additional charge of $14.5 million in the second quarter of 2004. The Company believes it has meritorious indemnity and other third party reimbursement claims relating to a substantial portion of this charge and intends to pursue such claims following the final execution of this settlement, but has not given recognition to these claims in the recording of the foregoing charge.

Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of the Company with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.





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